Exhibit 10.2

EMPLOYMENT AGREEMENT

This AGREEMENT is made as of the          day of November, 2001, by and between NEW SOUTH BANK (the “Bank”), a proposed state bank, (in organization); and GARY HALL, a resident of the State of Georgia (the “Executive”).

RECITALS:

The Bank desires to employ the Executive as Senior Vice President and the Executive desires to accept such employment.

In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.             Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

1.1           “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.2           “Area” shall mean the geographic area within the boundaries of Bibb, Jones, Monroe, Crawford, Twiggs, Heuston and Pench Counties, Georgia. It is the express intent of the parties that the Area as defined herein is the area where the Executive performs services on behalf of the Bank under this Agreement.

1.3           “Bank Information” means Confidential Information and Trade Secrets.

1.4           “Business of the Bank” shall mean the business conducted by the Bank, which is the business of commercial banking.

1.5           “Cause” shall mean:

1.5.1        With respect of termination by the Bank:

(a)           A material breach of the terms of this Agreement by the Executive, including, without limitation, failure by the Executive to perform his duties and responsibilities in the manner and to the extent required under this Agreement;

(b)           Conduct by the Executive the amounts to fraud, dishonesty or willful misconduct in the performance of his duties and responsibilities hereunder;

(c)           Arrest for, charged in relation to (by criminal information, indictment or otherwise), or conviction of the Executive during the Team of this Agreement of a crime involving breach of trust or moral turpitude or any felony;

(d)           Conduct by the Executive that amounts to gross and willful insubordination or inattention to his duties and responsibilities hereunder; or

(e)           Conduct by the Executive that results in removal from his position as an officer or executive of the Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Bank.

1.5.2        With respect to termination by the Executive, a material diminution in the powers, responsibilities or duties of the Executive hereunder or a material breach of the terms of this Agreement by the Bank.

1.6                  “Change of Control” means any one of the following events:

(a)           the acquisition by any person or persons acting in concert of the then outstanding voting securities of the Bank, if after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote forty percent (40%) or more of any class of voting securities of the Bank;

(b)           within any twelve-month period (beginning on or after the Effective Date) the persons who were directors of the Bank immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors; provided that any director who was not a director as of the Effective Date shall be deemed to be an Incumbent. Director if that director were elected to the Board of Directors of the Bank by, or on the recommendation of or with the approval of at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) relating to the election of directors shall be deemed to be an Incumbent Director;

(c)           a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Bank immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or

(d)           the sale, transfer or assignment of all or substantially all of the assets of the bank to any third party.

1.7          “Confidential Information” means data and information relating to the business of the Bank (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Bank and which has value to the Bank and is not generally known to its competitions. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Bank (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.8          “Disability” shall mean the inability of the Executive to perform each of his material duties under this Agreement for the duration of the short-term disability period under the Bank’s policy then in effect (or, if no such policy is in effect, a period of 90 consecutive days) as certified by a physician chosen by the Bank and reasonably acceptable to the Executive.

1.9          “Effective Date” shall mean the date the Bank opens for business.

1.10        “Initial Term” shall mean that period of time commencing on the Effective Date and running until the earlier of the close of business on the last business day immediately preceding the third anniversary of the Effective Date or any earlier termination of employment of the Executive under this Agreement as provided for in Section 3.

1.11        “Term” shall mean the Initial Term and all subsequent renewal periods.

1.12        “Trade Secrets” means Bank information including but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plants, product plans or lists of actual or potential customers or suppliers which:

(a)           derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b)           is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.             Duties

2.1          Position. The Executive is employed initially as Senior Vice President Officer of the Bank, subject to the direction of the Board of Directors of the Bank or its designee(s), shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Bank in connection with the conduct of its business.

2.2          Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof, the Executive shall:

(a)           devote substantially all of his time, energy and skill during regular business hours to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)           diligently follow and implement all reasonable and lawful managements policies and decisions communicated to him by the President and CEO; and

(c)           timely prepare and forward to the President and CEO all reports and accountings as may be requested of the Executive.

2.3          Permitted Activities.  The Executive shall devote his entire business time, attention and energies to the Business of the Bank and shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive from:

(a)           investing his personal assets in business which (subject to clause (b) below) are not in competition with the Business of the Bank and which will not require any services on the part of the Executive in their operation or affairs and in which his participation is solely that of an investor:

(b)           purchasing securities in any corporation whose securities are regularly trade provided that such purchase shall not result in him collectively owing beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Bank; and

(c)           participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Board of Directors of the Bank approves of such activities prior to the Executive’s engaging in them.

3.             Term and Termination.

3.1          Term.  This Agreement shall remain in effect for the Initial Term.  At the end of the Initial Term and at the end of each twelve-month extension thereof, this Agreement shall automatically be extended for a successive twelve-month period unless either party gives written notice to the other of its intent not to extend this Agreement with such written notice to be given not less than sixty (60) days prior to the end of the Initial Term or such twelve-month period.  In the event such notice of non-extension is properly given, this Agreement shall terminate at the end of the remaining Term then in effect.

3.2          Termination.  During the Term, the employment of the Executive under this Agreement may be terminated only as follows:

3.2.1        By the Bank:

(a)           For Cause pursuant to Section 1.5.1; or

(b)           Without Cause at any time, if such, Bank shall be required to continue to meet its obligations to the Executive under Section 4.1 for twelve (12) months; or

(c)           Upon the Disability of Executive at any time, provided that the Bank shall give the Executive thirty (30) days’ written of its intent to terminate, in which event, the Bank shall be required to continue to meet its obligations under Section 4.1 for three (3) months following the termination or until the Executive begins receiving payments under the Bank’s long-term disability policy, whichever occurs first.

3.2.2        By the Executive:

(a)           For Cause, in which event the Bank shall be required to continue to meet its obligations under Section 4.1 for twelve (12) months; or

(b)           Without Cause or upon the Disability of the Executive, provided that the Executive shall give the Bank sixty (60) days’ prior written notice of his intent to terminate, in which event the Bank shall have no further obligation to the Executive except future payment of any amounts due and owing under Section 4 on the effective date of the termination.

3.2.3        At any time upon mutual, written agreement of the parties, in which event the Bank shall have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 of this Agreement on the effective date of termination unless otherwise set forth in the written agreement.

3.2.4        Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death, in which event the Bank shall have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 on the effective date of termination.

3.3          Change of Control.  If the Executive terminates his employment with the Bank under this Agreement for Cause or the Bank terminates Executive’s employment without Cause within six (6) months following a Change in Control, the Executive, or in the event of his subsequent death, his designated beneficiaries or his estate, as the case may be, shall receive, as liquidated damages in lieu of all other claims, a severance payment equal to one (1) times the Executive’s then current Base Salary, to be paid in full on the last day of the month following the date of termination.  In no event shall the payment(s) described in this Section 3.3 exceed the amount permitted by Section 280G of the Internal Revenue Code, as amended (the “Code”). Therefore, if the aggregate present value (determined as of the date of the Change of Control in accordance with the provisions of Section 280G of the Code) of both the severance payment and all other payments to the Executive in the nature of compensation which are contingent on a change in ownership or effective control of the Bank or in the ownership of a substantial portion of the assets of the Bank (the “Aggregate Severance”) would result in a “parachute payment,” as defined under Section 280G of the Code, then the Aggregate Severance shall not be greater than an amount equal to 2.99 multiplied by Executive’s “base amount” for the “base period, “as those terms are defined under Section 280G.  In the event the Aggregate Severance is required to be reduced pursuant to this Section 3.3, the Executive shall be entitled to determine which portions of the Aggregate Severance are to be reduced so that the Aggregate Severance satisfies the limit set forth in the preceding sentence.  Notwithstanding any provision in this Agreement, if the Executive may exercise his right to terminate employment under this Section 3.3 or under Section 3.2.2(a), the Executive may choose which provision shall be applicable.

4.             Compensation.  The Executive shall receive the following salary and benefits:

4.1          Base Salary. During the Initial Terms, the Executive shall be compensated at an annual base rate of $100,000 (the “Base Salary”).  The Executive’s Base Salary shall be reviewed by the Board of Directors of the Bank at least annually, and the Executive shall be entitled to receive annually an increase in such amount, if any, as may be determined by the Board of Directors of the Bank based on its evaluation of Executive’s performance.  Base Salary shall be payable in accordance with the Bank’s normal payroll practices.

4.2          Stock Options.  The Bank will establish a stock incentive plan and will grant to the Executive pursuant to such stock incentive plan an incentive stock option to purchase, at a per share purchase price equal to $10.00, one percent (1%) of the shares of the Bank’s common stock sold in the Bank’s initial public offering.  The option generally will become vested and exercisable in twenty percent (20%) increments, commencing on the first anniversary of the option grant date and continuing for the next four successive anniversaries; provided, however, that, subject to such restrictions as may be imposed by the Bank’s primary regulator, the option shall be fully vested and exercisable upon a Change in Control of the Bank or a termination of the Executive’s employment by the Executive for Cause or by the Bank without Cause.  The option shall expire generally upon the earlier of three (3) months following termination of employment or upon the tenth anniversary of the option grant date.  The incentive stock option will be issued by the Bank pursuant to its stock incentive plan and subject to the terms of a related stock option agreement.

4.3          Health Insurance.  The Bank shall reimburse the Executive for the cost of premium payments paid by the Executive for the Executive’s current health insurance covering the Executive and the members of his immediate family until the first to occur of the following:

(a)           such time as the Bank adopts a health insurance plan for its employees; or

(b)           twelve (12) months after the date of this Agreement.

4.4          Vacation.  On a non-cumulative basis, the Executive shall be entitled to three (3) weeks of vacation in each successive twelve-month period during the Term, during which his compensation shall be paid in full.

4.5          Benefits.  In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to executives of the Bank similarly situated to the Executive.  All such benefits shall be awarded and administered in accordance with the Bank’s standard policies and practices.  Such benefits may include, by way of example only, profit-sharing plans, retirement or investment funds, dental, health, life and disability insurance benefits and such other benefits as the Bank deems appropriate.

4.6          Withholding.  The Bank may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income FICA and other withholding requirements.

5.             Bank Information.

5.1          Ownership of Bank Information.  All Bank Information received or developed by the Executive while employed by the Bank will remain the sole and exclusive property of the Bank.

5.2          Obligations of the Executive.  The Executive agrees:

(a)           to hold Bank Information in strictest confidence;

(b)           not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Bank Information or any physical embodiments of Bank Information; and

(c)           in any event, not to take any action causing or fail to take any action necessary in order to prevent any Bank Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.

In the event that the Executive is required by law to disclose any Bank Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Bank when the Executive becomes aware that such disclosure has been requested and is required by law.  This Section 5 shall survive for a period of twelve (12) months following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

5.3          Delivery upon Request or Termination.  Upon request by the Bank, and in any event upon termination of his employment with the Bank, the Executive will promptly deliver to the Bank all property belonging to the Bank, including, without limitation, all Bank Information then in his possession or control.

6.             Non-Competition.  The Executive agrees that during his employment by the Bank hereunder and, in the event of his termination:

•        by the Bank for Cause pursuant to Section 3.2.1(a),

•        by the Executive without Cause pursuant to Section 3.2.2(b), or

•        by the Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of twelve (12) months thereafter, he will not (except on behalf of or with the prior written consent of the Bank), within the Area, either directly or indirectly, on his own behalf or in the service or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Bank (including as an organizer or proposed executive officer of a new financial institution), engage in any business which is the same as or essentially the same as the Business of the Bank.

7.             Non-Solicitation of Customers.  The Executive agrees that during his employment by the Bank hereunder and, in the event of his termination:

•        by the Bank for Cause pursuant to Section 3.2.1(a),

•        by the Executive without Cause pursuant to Section 3.2.2(b), or

•        by the Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of twelve (12) months thereafter, he will not (except on behalf of or with the prior written consent of the Bank), within the Area, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Bank’s customers, including actively sought prospective customers, with whom the Executive has or had material contact during the last two (2) years of his employment, for purposes of providing products or services that are competitive with those provided by the Bank.

8.             Non-Solicitation of Employees.  The Executive agrees that during his employment by the Bank hereunder and, in the event of his termination:

•        by the Bank for Cause pursuant to Section 3.2.1(a),

•        by the Executive without Cause pursuant to Section 3.2.2(b), or

•        by the Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of twelve (12) months thereafter, he will not, within the Area, on his own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Bank, whether or not:

•        such employee is a full-time employee or a temporary employee of the Bank,

•        such employment is pursuant to written agreement, or

•        such employment is for a determined period or is at will.

9.             Remedies.  The  Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Bank, and that irreparable loss and damage will be suffered by the Bank should be breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Bank shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants.  The Bank and the Executive agree that all remedies available to the Bank or the Executive, as applicable, shall be cumulative.

10.          Severability.  The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or unenforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11.          No Set-Off by the Executive.  The existence of any claim, demand, action or cause of action by the Executive against the Bank whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of any of its rights hereunder.

12.          Notice.  All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof.  In addition, notices hereunder may be delivered by hand or overnight courier, in which event the notice shall be deemed effective when delivered. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)            If to the Bank, to it at:

New South Bank
4017 Forsyth Street
Macon, Georgia 31210

(ii)           If to the Executive, to him at:
717 Allison Park
Macon, Georgia 31220

13.          Assignment.  Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party of this Agreement.

14.          Waiyer.  A waiver by one party to this Agreement of any breach of this Agreement by the other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15.          Arbitration.  Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered only in a state court of Bibb County or the federal court for the Middle District of Georgia. The Bank and the Executive agree to share equally the fees and expenses associated with the arbitration proceedings.

16.          Attorneys Fees.  In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party promptly upon demand by the prevailing party.

17.          Applicable Law.  This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia.

18.          Interpretation.  Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein”, “hereunder”, “hereby”, “hereto”, “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19.          Entire Agreement.  This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Bank or the Executive unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

20.          Rights of Third Parties.  Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21.          Survival.  The obligations of the Executive pursuant to Sections 5, 6, 7, 8 and 9 shall survive the termination of the employment of the Executive hereunder for the period designated under each of these respective sections.

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in witness whereof, the Bank and the Executive have executed and delivered this Agreement as of the date first shown above.

the bank:

new south bank

By:	/s/ Mark A. Stevens
Signature

/s/ Mark A. Stevens
Print Name

President & CEO
title

the executive:

gary hall

/s/ Gary Hall